SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS
SCHEDULE A
SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Long Short Multi-Manager Fund

Date:  December 18, 2013